Company Contact:         Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:     Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2016 Second Quarter and Six-Month Results
Solid core growth and margin expansion drive $0.43 EPS for quarter

GREENVILLE, SC – May 12, 2016—Delta Apparel, Inc. (NYSE MKT: DLA) today reported that for its fiscal 2016 second quarter ended April 2, 2016, expanded gross margins drove net income to $3.4 million, or $0.43 per diluted share. Net sales, impacted to some degree by the bankruptcy of a large retail customer, were $109.2 million for the quarter compared with sales of $109.6 million in the prior year second quarter after adjusting for sales of $5.4 million in the since-divested The Game business and under the Kentucky Derby license that the Company did not seek to renew for 2016. Overall gross margins expanded 510 basis points over the prior year period and 270 basis points sequentially. Operating profit was $5.9 million, or 5.4% of sales, resulting in earnings of $0.43 per diluted share compared with $0.03 per diluted share in the prior year second quarter after adjusting to exclude the gain on the sale of The Game business realized during that quarter. Prior year second quarter earnings including that gain were $0.46 per diluted share.

For the first six months of fiscal 2016, net sales increased to $199.3 million from $197.6 million in the prior year period adjusted for sales attributed to the since-divested The Game business and the since-discontinued Kentucky Derby license. Net income was $4.1 million, or $0.52 per diluted share, in the first six months of fiscal 2016 compared with a net loss in the prior year period of $565 thousand, or $0.07 per diluted share.

Manufacturing Realignment
During the past two years, the Company has been expanding its manufacturing capacity and improving its flexibility to better serve its customers while also focusing on process improvement and cost reduction to remain competitive in the apparel marketplace. In furtherance of these goals, the Company is initiating a manufacturing realignment that will result in the closure of its textile manufacturing operation in Maiden,

North Carolina and the transition of production to its Honduran textile facility. This realignment is intended to maximize production at the Company’s lower-cost facility and eliminate duplicative fixed costs. The Company expects to support its Mexico sew and screen-print production with in-country sourced fabric. In addition, the Company will source domestic fabric with current suppliers that will be sewn in the Company’s Rowland, North Carolina plant to support its Made in the USA programs.

Once completed, the realignment is expected to significantly lower production costs, thereby improving gross margins and increasing earnings by up to $0.70 per diluted share. The Company is investing approximately $7 million in new equipment for its offshore manufacturing operations that should be installed this quarter to expand output in those facilities. Expenses of approximately $3 million, or $0.28 per diluted share, are expected in fiscal 2016 as part of this realignment, including severance, shutdown and start-up inefficiency and other expenses, with the majority of this expense in the fiscal 2016 third quarter. The realignment should be completed by the end of fiscal year 2016 and the Company expects to begin realizing the associated cost benefits in the first half of fiscal 2017, with the savings in the back half of fiscal 2017 expected to annualize at approximately $8 million.

Basics Segment Review
Basics segment gross margins in the fiscal 2016 second quarter expanded by 810 basis points over the prior year period resulting from a stronger product mix, continued manufacturing efficiencies, and lower raw material costs. Net sales in the basics segment were $69.8 million, off 2.2% from prior year second quarter net sales of $71.4 million. Activewear sales were down 1.5% from the prior year period due to a 7% decline in unit sales of basic tees that was partially offset by strong growth in fashion basics, which exceeded 250% year-over-year growth, and catalog full-package growth of 15%. Private label sales improved 4%, with growth coming from regional, trendy brands as well as new customers acquired in 2015. Art Gun experienced solid year-over-year growth in March but an overall sales decline of approximately $500 thousand for the full second quarter as it made necessary adjustments to correct inefficiencies that surfaced during the extremely high-volume 2015 holiday season.

Branded Segment Review
Adjusted for The Game and Kentucky Derby sales in the prior year second quarter, branded segment net sales grew 2.8% to $39.3 million in the fiscal 2016 second quarter while achieving margin expansion of 110 basis points. Salt Life experienced year-over-year sales growth of 23% in the second quarter and nearly 120% sequentially, with its ecommerce website, www.saltlife.com, growing 48% over the prior year second quarter and 68% year-to-date. Strong demand for the Salt Life brand continued with a robust sell-through of the

Spring 2016 product line. Salt Life’s new distribution center is functioning well and proven capable of handling the record shipment volumes Salt Life is experiencing. The Salt Life store in San Clemente, California is progressing and scheduled to open in mid-Summer this year.

The Soffe business was negatively impacted by a large customer bankruptcy and otherwise would have achieved sales growth of 5% over the prior year period. Soffe has enhanced its service levels to the independent sporting goods channel and recently launched a new business-to-business website that should further strengthen Soffe’s recent double-digit sales growth in that channel. Soffe’s new products and improved customer service and in-stock position should also help fuel growth across other sales channels going forward. While the www.junkfoodclothing.com ecommerce website achieved growth of 26% for the second quarter, overall Junkfood sales were down $1.9 million from the prior year period. The decline is primarily attributed to unsettled conditions in the retail marketplace and management changes at several specialty apparel customers that led to more deliberative buy decisions and slower order placement during the transitions.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “The strength that Delta Apparel has shown in the first half of this fiscal year is a testament to the effectiveness of the strategic initiatives we announced 18 months ago and the ability of our team to successfully implement them. While conditions in the retail apparel marketplace have shown little improvement, we have made significant progress both financially and operationally. Delta Apparel is now more streamlined and focused on areas that offer the greatest potential for profitable growth. We have significantly upgraded our manufacturing capabilities, improved customer service and expanded our product offerings. As a result, we have seen higher demand for Delta Apparel products, lower manufacturing costs, and significant margin expansions in each of the last four quarters, along with increased profitability.

“Over this time, we have made changes to our manufacturing platform that have reduced costs significantly and give us the ability to produce open-width fabrications that should lessen our reliance on sourced fabric. Our manufacturing realignment and the expansion and modernization of our facilities should allow us to further increase efficiency, reduce fixed costs and ultimately better serve our customers through shorter lead times. The decision to close the Maiden plant and eliminate the jobs of approximately 160 employees who have contributed significantly to our growth and success over the years was extremely difficult. However, we believe these steps are necessary to be cost-competitive with other global competitors.

“We also recently entered into a new loan agreement that extends our current $145 million credit facility for five additional years and lowers our interest expense by approximately 50 basis points. We believe this underscores the excellent financial and operational positioning of Delta Apparel and the recognition of that strength by the financial community.

“Looking ahead to the second half of our fiscal year, even with continued sluggishness in the retail marketplace we expect continued gross margin expansion and modest top line growth driven by anticipated market share gains and trends we are seeing toward a more profitable sales mix. We also expect to build on the high double-digit growth of our B2B and B2C sites in our second quarter and see continued strong growth in our ecommerce business. These expectations, combined with our ongoing fixed-cost reduction efforts, point us toward a solid second half of the year and a bright future for Delta Apparel.”

Conference Call
The Company will hold a conference call with senior management to discuss its financial results today at 8:30 a.m. ET. The Company invites you to join the call by dialing 888-523-1228. If calling from outside the United States, please dial 719-457-2645. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through June 12, 2016. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 6893084.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,900 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; the inability to successfully implement certain strategic initiatives; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Tables Follow

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	Apr 2, 2016	Mar 28, 2015	Apr 2, 2016	Mar 28, 2015
Net Sales	$109,160	$115,042	$199,331	$208,422
Cost of Goods Sold	83,434	93,807	154,736	171,861
Gross Profit	25,726	21,235	44,595	36,561
Selling, General and Administrative	20,032	21,640	36,916	40,180
Change in Fair Value of Contingent Consideration	(100)	65	(300)	130
Gain on Sale of Business	-	(7,704)	-	(7,704)
Other (Income) Expense, Net	(137)	(94)	(177)	(155)
Operating Income	5,931	7,328	8,156	4,110
Interest Expense, Net	1,396	1,491	2,671	3,019

Income Before Provision for Income Taxes	4,535	5,837	5,485	1,091
Provision for Income Taxes	1,099	2,191	1,369	1,656

Net Income (Loss)	$3,436	$3,646	$4,116	$(565)
Weighted Average Shares Outstanding
Basic	7,735	7,892	7,748	7,886
Diluted	7,964	7,970	7,959	7,886
Net Income (Loss) per Common Share
Basic	$0.44	$0.46	$0.53	$(0.070)
Diluted	$0.43	$0.46	$0.52	$(0.070)

		Apr 2, 2016	Oct 3, 2015	Mar 28, 2015
		(Unaudited)	(Audited)	(Unaudited)
Current Assets
Cash		$742	$300	$1,184
Receivables, Net		60,198	62,741	74,154
Income Tax Receivable		-	-	276
Inventories, Net		163,659	148,372	157,334
Prepaids and Other Assets*		5,312	2,844	4,555
Total Current Assets		229,911	214,257	237,503
Noncurrent Assets
Property, Plant & Equipment, Net		42,238	39,653	38,351
Goodwill and Other Intangibles, Net		58,226	58,891	59,564
Deferred Income Taxes		6,011	7,294	7,902
Other Noncurrent Assets*		4,292	4,808	4,669
Total Noncurrent Assets		110,767	110,646	110,486
Total Assets		$340,678	$324,903	$347,989
Current Liabilities
Accounts Payable and Accrued Expenses*		$73,319	$74,345	$70,489
Income Tax Payable		128	87	-
Current Portion of Long-Term Debt		7,663	8,340	7,404
Total Current Liabilities		81,110	82,772	77,893
Noncurrent Liabilities
Long-Term Debt		107,364	93,872	127,657
Other Noncurrent Liabilities*		4,330	3,760	4,511
Total Noncurrent Liabilities		111,694	97,632	132,168

Shareholders' Equity		147,874	144,499	137,928
Total Liabilities and Shareholders' Equity		$340,678	$324,903	$347,989

* Certain amounts have been corrected in the prior year balance sheets to conform to the classification of those balances as of April 2, 2016.